UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 20, 2015 (March 16, 2015)

LABSTYLE INNOVATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-186054	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Halamish Street

Caesarea Industrial Park

38900, Israel

(Address of Principal Executive Offices)

972-4-770-4054

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 16, 2015, LabStyle Innovations Corp. (the “Company”) conducted a second closing of its previously reported private placement offering (the “Offering”) of units pursuant to a definitive securities purchase agreement (the “Securities Purchase Agreement”). Two accredited investors participated in such second closing, consisting of a private investment fund for whom Prof. Richard Stone (as director of the Company) serves as managing member, and an individual with whom Prof. Stone has a substantial pre-existing relationship (the “Buyers”). The Company raised approximately $400,000 in gross proceeds in this closing of the Offering.

As previously disclosed in a Current Report on Form 8-K filed on February 26, 2015, the Company conducted the initial closing of the Offering on February 25, 2015. The form of investment agreements used in the second closing are filed as exhibits to such February 25, 2014 Form 8-K.

Each unit sold in the Offering was comprised of (i) one share (a “Share”) of the Company’s common stock, $0.0001 par value (the “Common Stock”), and (ii) two warrants to purchase shares of Common Stock as follows: (a) a Series A warrant to purchase 0.25 shares of Common Stock (the “Series A Warrants”) and (b) a Series B warrant to purchase 0.25 shares of Common Stock (the “Series B Warrants,” and together with Series A Warrant, the “Warrants”). The purchase price per unit was $0.18.

The Series A Warrants are immediately exercisable at an exercise price of $0.24 per share and expire 9 months from the second closing of the Offering. The Series B Warrants are immediately exercisable at an exercise price of $0.30 per share and expire 36 months from the second closing of the Offering. The units detached immediately upon sale and are not separate securities of the Company, and the Warrants were aggregated into a single Series A Warrant and Series B Warrant for each Buyer based on their total investment in the Offering. The Series B Warrants will be callable by the Company for nominal consideration in the event that the share price of the Common Stock trades over $0.80 (adjusted for splits and the like) for 20 consecutive trading days. The Series B Warrants will otherwise be identical to the Series A Warrants.

In total, in the March 16, 2015 closing of the Offering, the Company issued to the Buyers 2,222,222 shares of Common Stock and Warrants exercisable for an aggregate of 1,111,112 shares of Common Stock, divided evenly between Series A Warrants and Series B Warrants.

In connection with the Offering, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Buyers. Pursuant to the terms of the Registration Rights Agreement, the Company granted to the Buyers certain registration rights related to the Shares and the shares of Common Stock underlying the Warrants (“Warrant Shares”). The Company is required to file a registration statement for the resale of the Shares and Warrants Shares within 60 days following the closing date of the initial closing date of the Offering and to use its reasonable best efforts to cause such registration statement to be declared effective within 75 days following of such initial closing date (or 150 days following the closing date if the SEC determines to review the registration statement). The Company may incur certain liquidated damages if it does not meet its registration obligations under the Registration Rights Agreement. The Company also agreed to other customary obligations regarding registration, including indemnification and maintenance of the registration statement.

The securities issued in the offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are accredited investors who did not learn of the Offering as a result of any general solicitation, the investors took the securities for investment purpose and not resale, and the Company took appropriate measures to restrict the transfer of the offered securities.

Item 3.02 Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2015	LABSTYLE INNOVATIONS CORP.

	By:	/s/ Zvi Ben-David
		Name:	Zvi Ben-David
		Title:	Chief Financial Officer, Treasurer and Secretary

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